Exhibit 99.1
RealNetworks Appoints Mike Ensing President and Chief Operating Officer, Succeeding Max Pellegrini
SEATTLE, August 4, 2020 -- RealNetworks, Inc. (Nasdaq: RNWK) today announced the appointment of Mike Ensing to the position of President and Chief Operating Officer. Mr. Ensing previously served as interim CFO and as a strategic advisor to the Company from early January to early May of this year. He rejoins RealNetworks in the new role of President and Chief Operating Officer, assuming worldwide responsibility for the operations of Real’s core businesses and helping to guide strategic decision-making. Mr. Ensing will report directly to CEO Rob Glaser.
Mike succeeds Max Pellegrini, who will be leaving RealNetworks in September to return to Italy where he will be taking on a new executive opportunity. Mike starts at Real on August 17th and will fully complete the transition to President and COO by the time of Max’s departure in early September.
“I am delighted that Mike will be coming back to Real to help lead the company into the future,” said Rob Glaser, Real’s Chairman and CEO. “Mike did a great job as our interim CFO earlier in 2020. I’m confident that he will hit the ground running in this significantly expanded permanent role.”
Mr. Ensing is a skilled business leader with over 25 years of experience in executive finance and operations at large-scale organizations. He was most recently Chief Financial Officer of Savers/Value Village from 2014 to 2019. Previously, he served in Chief Operating Officer and Chief Financial Officer roles at Knowledge Universe, from 2012 to 2014, and in several financial leadership positions at Microsoft Corporation, from 2004 to 2012. Earlier in his career, he held various positions at consulting companies, including McKinsey & Co. and Deloitte Consulting. Mr. Ensing earned an M.B.A. from the Kellogg School of Management at Northwestern University and a Bachelor of Science degree from the University of Michigan.
“I am thrilled at this opportunity to lead RealNetworks in this new operational and strategic role,” said Mr. Ensing. “Real is renowned for its technological expertise, innovation, and industry leadership, which provides a strong foundation for future growth.”
Mr. Glaser added, “On behalf of everyone at RealNetworks, I want to thank Max Pellegrini for his numerous contributions to the Company during his seven years at Real. Max is a strong leader, an outstanding person, and a good friend to Real as well as to me personally. We will miss him, but I’m happy for Max that he and his family will be following a path that is important to them.”
“During the last seven years at Real, I have been working with amazing people and fantastic teams on new exciting products and groundbreaking technologies,” said Mr. Pellegrini. “I am proud of the work we have done to lay the foundation for future growth. These are exciting times, and I am looking forward to seeing the next phase of Real over the coming years."
About RealNetworks
Building on a legacy of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. SAFR (www.safr.com) is the world’s premier facial recognition platform for live video. Leading in real-world performance and accuracy as evidenced in testing by NIST, SAFR enables new applications for security, convenience, and analytics. For information about our other products, visit www.realnetworks.com.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

For More Information:
Investor Relations for RealNetworks
Kimberly Orlando, Addo Investor Relations
310-829-5400
IR@realnetworks.com
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